Advantus Series Fund, Inc.

Sub-Item 77C: Matters Submitted to a Vote of Security
Holders

At a special meeting of shareholders held October 21, 2011, shareholders of record on August 23, 2011:


1.	Elected a Board of Directors, with all nominees
elected without any solicitation in opposition.



2.	For each Portfolio, approved an Agreement and Plan
of Reorganization pursuant to which each Portfolio of the Fund will be reorganized as a separate series of Securian Funds Trust, a newly-formed Delaware trust, and pursuant to which the Portfolios and the Fund will be liquidated and dissolved.


   Portfolio                  Shares Voted

Bond Portfolio: 	For	188,439,994.800
	                Against	5,934,546.067
	                Abstain	6,981,172.678
	                Total	201,355,713.545

Index 400 Mid-Cap	For	72,565,863.093
Portfolio:	        Against	3,342,786.454
	                Abstain	3,231,505.388
	                Total	79,140,154.935

Index 500 Portfolio:	For	90,007,144.612
	                Against	4,044,481.471
	                Abstain	2,813,902.739
	                Total	96,865,528.821

International Bond 	For	49,678,018.977
Portfolio:	        Against	1,922,683.639
	                Abstain	1,990,060.505
	                Total	53,590,763.121

Money Market	        For	103,019,843.116
Portfolio:	        Against	4,966,647.670
	                Abstain	3,192,517.067
	                Total	111,179,007.853

Mortgage Securities	For	61,580,252.425
Portfolio:	        Against	1,950,160.894
	                Abstain	2,267,201.961
	                Total	65,797,615.279

Real Estate Securities	For	35,011,976.851
Portfolio: 	        Against	1,564,989.348
	                Abstain	2,210,438.290
	                Total	38,787,404.489